                                                                      Exhibit 7

                THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES
             CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS

          (United States dollars in millions, except per share amounts)

                                                                          Quarter                 Nine Months
                                                                      Ended March 31,           Ended March 31,
                                                                     2000         1999         2000         1999
                                                                  ---------    ---------    ---------    ---------
Revenues                                                          $   3,375    $   3,215    $  11,988    $   8,789
Cost of revenues                                                      2,009        1,991        6,940        5,265
Selling, general and administrative expenses                          1,367        1,387        4,470        3,322
Restructuring charge (credit)                                            --           --          (59)         405
                                                                  ---------    ---------    ---------    ---------
Operating income (loss)                                                  (1)        (163)         637         (203)
Interest, net and other expense                                         164          184          487          301
Gain on sale of businesses                                               --           --           98           --
                                                                  ---------    ---------    ---------    ---------
                                                                       (165)        (347)         248         (504)
Provision (benefit) for income taxes                                    114          (93)          75          (18)
Minority interest                                                        (3)         (10)          17          (27)
Equity earnings from unconsolidated companies                            11           45           96          129
                                                                  ---------    ---------    ---------    ---------
Income (loss) from continuing operations                               (265)        (199)         252         (330)
Loss from discontinued Tropicana operations, after tax                   --           --           --           (3)
Gain on sale of discontinued Tropicana operations, after tax             --           --           --        1,072
Cumulative effect of change in  accounting principle, after tax          --           --          (84)          --
                                                                  ---------    ---------    ---------    ---------
Net income (loss)                                                      (265)        (199)         168          739

Retained earnings at the beginning of period                          8,997        9,091        8,707        8,268
Dividends paid                                                          (72)         (66)        (215)        (181)
                                                                  ---------    ---------    ---------    ---------
Retained earnings at end of period                                $   8,660    $   8,826    $   8,660    $   8,826
                                                                  =========    =========    =========    =========

Basic earnings (loss) per share                                   $   (0.61)   $   (0.50)   $    0.39    $    2.00
                                                                  =========    =========    =========    =========

Diluted earnings (loss) per share                                 $   (0.61)   $   (0.50)   $    0.38    $    2.00
                                                                  =========    =========    =========    =========

Dividends paid per share                                          $   0.165    $   0.165    $   0.495    $   0.495
                                                                  =========    =========    =========    =========

Weighted average shares outstanding (thousands)                     435,220      399,427      433,865      368,827
Dilutive potential common shares (thousands)                             --           --        6,815           --
                                                                  ---------    ---------    ---------    ---------
Adjusted weighted average shares outstanding (thousands)            435,220      399,427      440,680      368,827
                                                                  =========    =========    =========    =========

        The accompanying notes are an integral part of these statements.


                                        1                        U.S. GAAP BASIS

                THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEET
                       (United States dollars in millions)

                                                              March 31,   June 30,
                                                                2000        1999
                                                              ---------   --------
ASSETS
Cash and cash equivalents                                     $  1,523    $  1,533
Receivables, net of allowances                                   2,600       2,985
Inventories                                                      2,449       2,627
Other current assets                                             1,576       1,736
                                                              --------    --------
   TOTAL CURRENT ASSETS                                          8,148       8,881

Investments                                                      5,727       5,663
Film costs, net of amortization                                  1,044       1,251
Music catalogs, artists contracts and advances                   2,904       3,348
Property, plant and equipment, net                               3,050       3,158
Goodwill and other intangible assets                            11,644      11,871
Other assets                                                     1,123         839
                                                              --------    --------
                                                              $ 33,640    $ 35,011
                                                              ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings and current portion of long-term debt   $    570    $  1,053
Payables and accrued liabilities                                 4,228       4,808
Accrued royalties and participations                             2,224       2,285
                                                              --------    --------
   TOTAL CURRENT LIABILITIES                                     7,022       8,146

Long-term debt                                                   7,561       7,468
Accrued royalties and participations                               538         434
Deferred income taxes                                            2,619       2,698
Other liabilities                                                1,401       1,499
Minority interest                                                1,874       1,878
                                                              --------    --------
   TOTAL LIABILITIES                                            21,015      22,123
                                                              --------    --------

Shareholders' Equity
   Shares without par value                                      4,730       4,575
   Retained earnings                                             8,660       8,707
   Accumulated other comprehensive income                         (765)       (394)
                                                              --------    --------
   TOTAL SHAREHOLDERS' EQUITY                                   12,625      12,888
                                                              --------    --------
                                                              $ 33,640    $ 35,011
                                                              ========    ========

        The accompanying notes are an integral part of these statements.


                                        2                        U.S. GAAP BASIS

               THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      (United States dollars in millions)

                                                                             Nine Months
                                                                           Ended March 31,
                                                                           2000       1999
                                                                         -------    -------
OPERATING ACTIVITIES
Income (loss) from continuing operations                                 $   252    $  (330)
Adjustments to reconcile income (loss) from continuing operations to net cash provided:
      Depreciation and amortization of assets                                528        348
      Amortization of goodwill                                               259        158
      Gain on sale of businesses                                             (98)        --
      Minority interest in income (loss) of subsidiaries                      17        (27)
      Equity earnings from unconsolidated companies in excess
         of dividends received                                               (20)       (57)
      Deferred income taxes                                                  (36)        35
      Other                                                                   25         36
      Changes in assets and liabilities, net of effect of acquisitions and dispositions:
            Receivables, net of allowances                                    23        979
            Inventories                                                      (88)      (104)
            Other current assets                                             171        (19)
            Music catalogs, artists contracts and advances                    54        114
            Payables and accrued liabilities                                (327)      (337)
            Other liabilities                                               (146)      (409)
                                                                         -------    -------
                                                                             362        717
                                                                         -------    -------
Net cash provided by operating activities                                    614        387
                                                                         -------    -------
INVESTING ACTIVITIES
Acquisition of PolyGram                                                       --     (8,607)
Sale of Tropicana                                                             --      3,288
Sale of Champagne Operations                                                 310         --
Sale of Universal Concerts                                                   190         --
Investment in USANi LLC                                                     (242)      (231)
Capital Expenditures                                                        (326)      (314)
Other                                                                        (20)       194
                                                                         -------    -------
Net cash used for investing activities                                       (88)    (5,670)
                                                                         -------    -------
FINANCING ACTIVITIES
Dividends paid                                                              (215)      (181)
Issuance of shares upon exercise of stock options and conversion
   of LYONS                                                                  152        243
Issuance of Adjustable Conversion-rate Equity Security Units                  75         --
Issuance of long-term debt                                                    13      4,845
Repayment of long-term debt                                                  (90)      (226)
(Decrease) increase in short-term borrowings and current
   portion of long-term debt                                                (471)       401
                                                                         -------    -------
Net cash (used for) provided by financing activities                        (536)     5,082
                                                                         -------    -------
Net cash used for continuing operations                                      (10)      (201)
                                                                         -------    -------
Net cash used for discontinued operations                                     --         (3)
                                                                         -------    -------
Net decrease in cash and cash equivalents                                    (10)      (204)

Cash and cash equivalents at beginning of period                           1,533      1,174
                                                                         -------    -------
Cash and cash equivalents at end of period                               $ 1,523    $   970
                                                                         =======    =======

        The accompanying notes are an integral part of these statements.


                                       3                         U.S. GAAP BASIS

                THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with the requirements of Form 10-Q and, therefore, do not include all information and notes necessary for a presentation of results of operations, financial position and cash flows in conformity with U.S. generally accepted accounting principles (GAAP). These statements should be read in conjunction with the consolidated financial statements and related notes in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (the Form 10-K). In the opinion of the Company, the unaudited interim financial statements include all adjustments, comprising only normal recurring adjustments, necessary for a fair presentation of operating results. Results of operations for the three and nine months are not necessarily indicative of those expected for the fiscal year.

Certain prior year amounts have been reclassified to conform with the current year's presentation.


2.  Pro Forma Financial Information

The unaudited condensed pro forma income statement data presented below assume the PolyGram acquisition and the sale of Tropicana occurred prior to the 1999 fiscal year. The pro forma information is not necessarily indicative of the combined results of operations of the Company that would have occurred if the transactions had occurred prior to the 1999 fiscal year, nor is it necessarily indicative of future operating results of the Company.

                                                         Nine Months
                                                        Ended March 31,
                                                      2000         1999
                                                     -------     -------
U. S. dollars in millions, except per share amounts   Actual    Pro forma
Revenues                                             $11,988     $11,821

Net income (loss)                                    $   168     $  (155)

Earnings (loss) per share:
  Basic                                              $  0.39     $ (0.39)
  Diluted                                            $  0.38     $ (0.39)


                                       4                         U.S. GAAP BASIS

3.  Significant Transactions

Acquisition of PolyGram
During the second quarter, the Company completed its purchase price study related to the purchase of PolyGram in order to assess and allocate the purchase price among tangible and intangible assets acquired and liabilities assumed, based on fair values at the acquisition date. The final allocation of purchase price follows:

U. S. dollars in millions

Identifiable intangible assets   $  2,774
Goodwill                            9,616
Accrual for exit activities          (510)
All other, net                     (1,080)
                                 --------
                                 $ 10,800
                                 ========

In connection with the integration of PolyGram and Seagram, management developed a formal exit activity plan that was committed to by management and communicated to employees shortly after the acquisition was consummated. The accrual for exit activities consisted principally of facility elimination costs, contract terminations and the severance or relocation of approximately 1,700 employees. As at March 31, 2000, approximately $230 million of the accrual had been utilized and approximately 1,665 employees had separated from the Company.

Disposition of Champagne Operations
On July 2, 1999, the Company completed the sale of its Mumm and Perrier-Jouet Champagne operations for approximately $310 million in cash. The sale price approximated book value and therefore no gain or loss was recognized. Through agreements with the purchaser, Seagram has retained global distribution rights for Mumm and Perrier-Jouet Champagnes for a ten-year period following the sale.

Disposition of Concert Operations
On September 10, 1999, the Company completed the sale of Universal Concerts, Inc. for proceeds of approximately $190 million. This transaction resulted in a pre-tax gain of $98 million ($55 million after tax).


4.  Restructuring Charge

Management developed and committed to a formal plan that was communicated to employees to restructure its music and filmed entertainment operations after the acquisition of PolyGram. This plan resulted in a fiscal 1999 pre-tax restructuring charge of $405 million. The charge related entirely to the Company's existing global music and film production, financial, marketing and distribution operations and includes severance, elimination of duplicate facilities and labels, termination of artists' and distribution contracts and costs related to exiting film production arrangements and properties in development. The major components of the charge were:

                                                          Filmed
U. S. dollars in millions                       Music  Entertainment   Total
                                               ------  -------------  -------
Severance and other employee-related costs     $  111     $   15      $   126
Facilities and labels                             124          4          128
Contract termination and other costs               78         73          151
                                               ------     ------      -------
                                               $  313     $   92      $   405
                                               ======     ======      =======


                                       5                         U.S. GAAP BASIS

The severance and other employee-related costs provided for a reduction of approximately 1,200 employees worldwide related to facility closures, duplicate position eliminations and streamlining of operations related to cost reduction initiatives. The facilities and labels elimination costs provided for domestic and international lease and label terminations and the write-off of the net book value of furniture, fixtures and equipment and leasehold improvements for vacated properties. The costs of contract terminations were comprised primarily of artists' contracts, distribution contracts, story property commitments and filmed entertainment term deals. Many restructuring activities are complete or near completion. Due to favorable settlement of certain contractual and employee severance obligations, $59 million of the original restructuring accrual was credited to income in the second quarter. The utilization of the restructuring charge through March 31, 2000 is as follows:

                                             Original   Restructuring         Utilized          Balance at
U. S. dollars in millions                    Accrual       Credit         Cash      Non-cash   March 31, 2000
                                             --------   -------------    -------    --------   --------------
Severance and other employee-related costs   $   126       $   (12)      $   (71)   $    (3)       $   40
Facilities and labels                            128           (35)           (9)       (17)           67
Contract termination and other costs             151           (12)          (74)       (12)           53
                                             -------       -------       -------    -------        ------
                                             $   405       $   (59)      $  (154)   $   (32)       $  160
                                             =======       =======       =======    =======        ======

As of March 31, 2000, essentially all of the employees provided for under the restructuring initiative have separated from the Company. Remaining restructuring activities relate principally to contractual obligations and severance payments to be made in future periods. The Company anticipates that all restructuring activities will be substantially completed by June 30, 2000.


5.   Investment in DuPont and USAi

At March 31, 2000, the Company owned 16.4 million shares of the outstanding common stock of E.I. du Pont de Nemours and Company (DuPont). The Company accounts for the investment at market value, which was $871 million at March 31, 2000. The underlying historical book value of the DuPont shares is $187 million.

At March 31, 2000, subsequent to a USA Networks, Inc. (USAi) two-for-one stock split on February 24, 2000, the Company owned 18.2 million shares of the outstanding common stock of USAi. The investment, which is accounted for at market value ($410 million at March 31, 2000), has an underlying cost of $211 million. At March 31, 2000, the Company also owned 13.4 million shares of USAi Class B common stock which is carried at its historical cost of $136 million.


                                       6                         U.S. GAAP BASIS

6.   Supplementary Financial Statement Information

                                          March 31,     June 30,
U. S. dollars in millions                   2000         1999
                                          ---------     --------
Inventories
Beverages                                  $ 2,046      $ 2,233
Materials, supplies and other                  403          394
                                           -------      -------
                                           $ 2,449      $ 2,627
                                           =======      =======

Property, plant and equipment, net
Property, plant and equipment, at cost     $ 4,546      $ 4,485
Accumulated depreciation                    (1,496)      (1,327)
                                           -------      -------
                                           $ 3,050      $ 3,158
                                           =======      =======

                                                                     Quarter                   Nine Months
                                                                 Ended March 31,             Ended March 31,
U. S. dollars in millions                                      2000          1999          2000          1999
                                                           -----------   -----------   -----------   -----------
Excise taxes (included in revenues and cost of revenues)   $       161   $       183   $       684   $       648
                                                           -----------   -----------   -----------   -----------

7.  Comprehensive Income (Loss)

The components of the Company's total comprehensive income (loss) were as follows:

                                                                      Quarter        Nine Months
                                                                  Ended March 31,   Ended March 31,
U. S. dollars in millions                                          2000     1999     2000     1999
                                                                  -----    -----    -----    -----
Net income (loss)                                                 $(265)   $(199)   $ 168    $ 739
Currency translation adjustments                                   (221)     (49)    (240)      69
Unrealized holding gain (loss) in equity securities, net of tax    (211)      67     (131)    (128)
                                                                  -----    -----    -----    -----
Total comprehensive income (loss)                                 $(697)   $(181)   $(203)   $ 680
                                                                  =====    =====    =====    =====


                                       7                         U.S. GAAP BASIS

8.   Long-Term Debt and Debt Guarantees

Joseph E. Seagram & Sons, Inc. (JES), the Company's principal U.S. spirits and wine subsidiary, has outstanding debt securities guaranteed by the Company. JES has issued Liquid Yield Option Notes (LYONs), which are zero coupon notes with no interest payments due until maturity on March 5, 2006. Each $1,000 face amount LYON may be converted, at the option of the holder, into 18.44 of the Company's common shares (196,869 shares at March 31, 2000). The Company has guaranteed the LYONs on a subordinated basis.

In addition, the Company has unconditionally guaranteed JES's 5.79% Senior Notes due 2001, 6.25% Senior Notes due 2001, 6.4% Senior Notes due 2003, 6.625% Senior Notes due 2005, 8.375% Debentures due 2007, 7% Debentures due 2008, 6.8% Senior Notes due 2008, 8.875% Debentures due 2011, 9.65% Debentures due 2018, 7.5% Senior Debentures due 2018, 9% Debentures due 2021, 7.6% Senior Debentures due 2028, 8% Quarterly Income Debt Securities due 2038 (QUIDS) and 7.5% Adjustable Conversion-rate Equity Security Units.

Summarized financial information for JES and its subsidiaries is presented below. Separate financial statements and other disclosures related to JES are not provided because management has determined that such information does not provide additional meaningful information to holders of JES debt securities.

                                  Quarter            Nine Months
                              Ended March 31,      Ended March 31,
U. S. dollars in millions     2000      1999       2000       1999
                              ----     -----      ------     ------
Revenues                      $545     $496       $1,836     $1,679
Cost of revenues              $335     $304       $1,140     $1,047
Net income (loss)             $  5     $(45)      $   37     $   13

                         March 31,   June 30,
                           2000        1999
                         -------     -------
Current assets           $ 2,043     $ 1,674
Noncurrent assets         18,212      18,602
                         -------     -------
                         $20,255     $20,276
                         =======     =======

Current liabilities      $   712     $ 1,099
Noncurrent liabilities    10,514      10,014
Shareholders' equity       9,029       9,163
                         -------     -------
                         $20,255     $20,276
                         =======     =======

9.   Earnings Per Share and Common Shares

At March 31, 2000, 58,345,127 common shares were potentially issuable upon the conversion of the LYONs, the exercise of employee stock options, conversion of deferred share units and the early settlement of the contracts to purchase common shares under the Adjustable Conversion-rate Equity Security Units. Basic net income per share was based on the following weighted average number of shares outstanding during the quarters ended March 31, 2000 -- 435,220,427 and March 31, 1999 -- 399,427,460. In the quarters ended March 31, 2000 and 1999, average shares of 8,477,179 and 6,534,893, respectively, were not included in the computation of diluted net income per share because to do so would have been anti-dilutive.


                                       8                         U.S. GAAP BASIS

In the quarter ended March 31, 2000, the Company issued 2,758,213 shares upon the exercise of employee stock options, deferred compensation and the conversion of LYONs.

10.  Business Segment Information

The Company's four reportable segments are music, filmed entertainment, recreation and spirits and wine. Each of these reportable segments is a strategic business unit that offers different products and services that are marketed through different channels. They are managed separately because of their unique customers, technology, marketing and distribution requirements. The Company evaluates its segments and allocates resources to them based on several performance measures, including earnings before interest, taxes, depreciation and amortization from consolidated companies (EBITDA). While not a standard measurement under GAAP, the Company believes EBITDA is an appropriate measure of operating performance, given the goodwill associated with the Company's acquisitions. However, EBITDA could be defined differently by other companies and should be considered in addition to, not as a substitute for, other measures of financial performance including revenues and operating income. There are no intersegment revenues; however, corporate headquarters allocates a portion of its costs to each of its operating segments. The Company does not allocate interest income, interest expense, income taxes or unusual items to segments.

Business Segment Data

                                               Filmed                   Spirits
U. S. dollars in millions        Music      Entertainment  Recreation   and Wine   Corporate     Total
                                --------    -------------  ----------   --------   ---------    --------
Quarter Ended
March 31, 2000
Revenues                        $  1,358      $     877    $     166    $    974    $     --    $  3,375
EBITDA                          $    151      $      (8)   $      34    $    108    $     --    $    285
Depreciation and amortization       (174)           (24)         (25)        (31)         (2)       (256)
Corporate expenses                    --             --           --          --         (30)        (30)
                                --------      ---------    ---------    --------    --------    --------
Operating income (loss)         $    (23)     $     (32)   $       9    $     77    $    (32)   $     (1)
                                ========      =========    =========    ========    ========    ========
Capital expenditures            $     55      $      25    $      24    $     20    $      4    $    128
                                ========      =========    =========    ========    ========    ========

Quarter Ended
March 31, 1999
Revenues                        $  1,262      $     786    $     188    $    979    $     --    $  3,215
EBITDA                          $    106      $     (97)   $      22    $    104    $     --    $    135
Depreciation and amortization       (193)           (18)         (20)        (35)         (2)       (268)
Corporate expenses                    --             --           --          --         (30)        (30)
                                --------      ---------    ---------    --------    --------    --------
Operating income (loss)         $    (87)     $    (115)   $       2    $     69    $    (32)   $   (163)
                                ========      =========    =========    ========    ========    ========
Capital expenditures            $     15      $      28    $      28    $     27    $     --    $     98
                                ========      =========    =========    ========    ========    ========


                                       9                         U.S. GAAP BASIS

                                                Filmed                   Spirits
U. S. dollars in millions         Music     Entertainment  Recreation    and Wine     Corporate      Total
                                --------    -------------  ----------   ---------    ---------    --------
Nine Months Ended
March 31, 2000
Revenues                        $  4,806      $   2,653    $     648    $   3,881    $      --    $ 11,988
EBITDA                          $    801      $     (66)   $     128    $     568    $      --    $  1,431
Depreciation and amortization       (536)           (74)         (75)         (95)          (7)       (787)
Corporate expenses                    --             --           --           --          (66)        (66)
Restructuring credit                  40             19           --           --           --          59
                                --------      ---------    ---------    ---------    ---------    --------
Operating income (loss)         $    305      $    (121)   $      53    $     473    $     (73)   $    637
                                ========      =========    =========    =========    =========    ========
Capital expenditures            $    144      $      55    $      54    $      69    $       4    $    326
                                ========      =========    =========    =========    =========    ========

Nine Months Ended
March 31, 1999
Revenues                        $  2,409      $   2,141    $     618    $   3,621    $      --    $  8,789
EBITDA                          $    208      $     (67)   $      92    $     536    $      --    $    769
Depreciation and amortization       (288)           (52)         (61)         (98)          (7)       (506)
Corporate expenses                    --             --           --           --          (61)        (61)
Restructuring charge                (313)           (92)          --           --           --        (405)
                                --------      ---------    ---------    ---------    ---------    --------
Operating income (loss)         $   (393)     $    (211)   $      31    $     438    $     (68)   $   (203)
                                ========      =========    =========    =========    =========    ========
Capital expenditures            $     49      $      79    $      92    $      94    $      --    $    314
                                ========      =========    =========    =========    =========    ========

Geographic Data

The following table presents revenues by geographic area for the quarter and nine months ended March 31, 2000 and 1999. Revenues are classified based upon the location of the customer. In addition to Canada, the Company's country of domicile, individual countries are specified if revenues exceed 10 percent of the total.

                                 Quarter         Nine Months
                             Ended March 31,    Ended March 31,
U. S. dollars in millions    2000     1999      2000      1999
                            ------   -------   -------   ------
Revenues
United States               $1,617    $1,504    $5,539   $4,297
United Kingdom                 356       297     1,336      900
Canada                          88        77       330      238
Other countries              1,314     1,337     4,783    3,354
                            ------    ------   -------   ------
                            $3,375    $3,215   $11,988   $8,789
                            ======    ======   =======   ======


                                       10                        U.S. GAAP BASIS

11.  New Accounting Guidance

On July 1, 1999 the Company adopted the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AcSEC) Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities, which required that costs of start-up activities be expensed as incurred. The adoption of SOP 98-5 resulted in an $84 million after-tax charge in the nine months ended March 31, 2000, which was recorded as a cumulative effect of a change in accounting principle. The cumulative effect is principally related to costs associated with the expansion of our recreation operations.


                                       11                        U.S. GAAP BASIS